Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010, with respect to the consolidated financial statements of Connors Bros. Holdings, L.P. included in the Registration Statement (Form S-4) and related Prospectus of Bumble Bee Capital Corp., Bumble Bee Foods, LLC and Connors Bros. Clover Leaf Seafoods Company for the registration of $220,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2015.

/s/ Ernst & Young LLP

San Diego, California

May 19, 2010